Exhibit 99.2

FORTEGRA FINANCIAL CORPORATION EXPANDS REVOLVING CREDIT FACILITY

Jacksonville, FL - March 1, 2011 - Fortegra Financial Corporation (the “Company”) (NYSE: FRF) today announced that it has reached a joinder agreement with Wells Fargo Bank, N.A., as a new lender under the Company's existing revolving credit facility with SunTrust Bank with a revolving commitment of $30.0 million, increasing the size of the facility to $85.0 million.

The Company entered into the revolving credit facility with SunTrust Bank on June 16, 2010, with an initial capacity of $35.0 million. On November 30, 2010, CB&T, a division of Synovus Bank, entered into a joinder agreement to the revolving credit facility with a revolving commitment of $20.0 million, which increased the size of the facility to $55.0 million.

Richard S. Kahlbaugh, Chairman and CEO of Fortegra Financial commented, “We are encouraged to be able to expand the availability under our credit facility for the second time in the past eight months. The addition of Wells Fargo further strengthens our lender group and we appreciate the speed, efficiency and effort put forth by their team. The increased size of the facility provides us with improved financial flexibility to pursue opportunities to both organically grow our existing businesses and seek out strategic acquisitions. Given our improved balance sheet, low leverage, an attractive business model with high margins, and numerous opportunities for growth, we believe we are well positioned to continue to execute on our growth strategies.”

About Fortegra
Fortegra Financial Corporation is an insurance services company that provides distribution and administration services and insurance-related products to insurance companies, insurance brokers and agents and other financial services companies in the United States. It sells services and products directly to businesses rather than directly to consumers. Fortegra's brands include Life of the South, Consecta and Bliss & Glennon.

Contact:
Investor Relations
Evelyn Infurna or Kate Messmer Wendt
ICR, Inc.
904-352-2759
investor.relations@fortegra.com

Media
Brian Ruby
ICR, Inc.
203-682-8268
brian.ruby@icrinc.com